UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2008

ACHERON, INC.
(Exact name of registrant as specified in its charter)

Nevada	00052284	87-0530644
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5F, No.166, Sinhu 2nd Road
Neihu District, Taipei City
Taiwan
(Address of principal executive offices) (zip code)

011-8862-8791-8838
(Registrant's telephone number, including area code)

899 South Artistic Circle
Springville, Utah 84663
 (Former name or former address, if changed since last report)

Copies to:
Marc J. Ross, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2008, Acheron, Inc. (the “Acheron”) entered into and completed the transactions contemplated under a Securities Exchange Agreement (the “Exchange Agreement”) with the shareholder (the “Shareholder”) of Shing Mei Enterprises Ltd., a corporation organized under the laws of Samoa (the ”Company,” “we” or “Shing Mei”), pursuant to which the Acheron purchased from the Shareholder all issued and outstanding shares of the Company’s common stock in consideration for the issuance of 15,000,000 shares of common stock of the Company, (the "Share Exchange").

The Share Exchange resulted in a change in control of Acheron with the Shareholder owning 15,000,000 shares of common stock of the Company out of a total of 21,984,215 issued and outstanding shares after giving effect to the Share Exchange, or approximately 68%.  Also, the Shareholder was elected a director of the Company (as well as certain of Shareholder’s nominees, subject to the Company’s disclosure obligations under the Securities Exchange Act of 1934, as amended) and appointed as its executive officer.  As a result of the Exchange Agreement, (i) Shing Mei became a wholly-owned subsidiary of Acheron and (ii) Acheron succeeded to the business of Shing Mei as its sole business.   Accordingly, Acheron intends to change its name to Shing Mei Enterprises Limited.

In addition, Acheron issued into escrow for the benefit of one of Shing Mei’s executive officers, 1,000,000 shares that will be released to that individual upon the Company meeting certain earnings and other milestones as discussed in greater detail under “Directors And Executive Officers, Promoters And Control Persons-Employment Agreements.”

Also, under the Exchange Agreement, Acheron issued 3,698,937 shares of its common stock and five year warrants to purchase 2,250,000 shares at $1.00 per share to a number of accredited investors who previously had provided bridge financing to Shing Mei. These issuances were made in exchange for promissory notes evidencing debt obligations by Shing Mei and warrants to purchase Shing Mei shares. The number of shares issued to the bridge investors does not include 868,563 shares that are expected to be issued in the near term to one of the bridge investors in payment of the unconverted portion of that investor’s promissory note.

In addition, Acheron agreed to issue a total of 1,828,222 Acheron shares and warrants to purchase 450,000 shares of Acheron common stock to the placement agent for a bridge financing that was recently completed by the Company and for other investment banking services.

Item 2.01 Completion of Acquisition or Disposition of Assets

See Item 1.01 hereof.

NOTE: The discussion contained in this Item 2.01 relates primarily to Shing Mei.  Information relating to the business and results of operations of the Company and all other information relating to the Company has been previously reported in its Annual Report on Form 10-KSB for the year ended December 31, 2007 and prior periodic filings with the SEC and is herein incorporated by reference to those reports.

DESCRIPTION OF ACHERON’S BUSINESS

Organizational History

Acheron was formed as a Nevada corporation on June 23, 1994 as Harvest E-xpress.  On May 1, 1997, it changed its name to HLS (USA), Inc. On April 13, 2006, it changed its name to Acheron, Inc.  Originally, Acheron’s business was grain cutting and custom machine hire.  It did not succeed in its business and it began seeking another opportunity.  In 1997, Acheron purchased HLS Corporation Unlimited to pursue the business of HLS whose asset consisted of securities representing approximately a 46% indirect interest in Henan Xinfei Co. Ltd., a Sino-foreign equity joint venture engaged in the manufacture and sale of refrigerators and freezers in China.  The terms of the acquisition were never met and in August 1999, it completed the unwinding of the transaction with HLS and Acheron has been inactive since that time.

As a result of the Exchange Agreement, (i) Shing Mei became a wholly-owned subsidiary of Acheron and (ii) Acheron succeeded to the business of Shing Mei as its sole business.  Accordingly, Acheron intends to change its name to Shing Mei Enterprises Limited.

DESCRIPTION OF SHING MEI’S BUSINESS

Overview of Business

Shing Mei, through its subsidiaries, is an international designer, developer and manufacturer of computer components including connectors, wire harness and cable assemblies. Initially, Shing Mei was primarily engaged in the production of connector cables, and has subsequently expanded its manufacturing capability to include cable assemblies and connectors and related computer components. Shing Mei specializes in the manufacturing and sales of computer, communication and consumer electronic (3C) power components, including information technology (IT) communications cables, computer & IT appliance power supply cable sets and IT communications signal cable sets.

Shing Mei was formed in August 2003 under the laws of Samoa. In October 2004, it acquired S.J. Electronics based in the city Shenzhen, in the Peoples Republic of China (PRC). Its headquarters are based in Taiwan and its production facilities are located in Shenzhen, Guangzhou, Hezhou, and Fuchuan in the PRC.

Products

IT Communications Cables

The “IT communications cables” manufactured by the Company are used by manufacturers of IT and communication devices for power supply or digital data transmission. This product line complies with the safety regulations and environmental protection rules effective at each of the customer locations, creating a high entrance barrier for this product. This item is linked with the production process and marketing channels of other premium products manufactured by the Company such as the computer & IT appliance power supply cable set and IT communications signal cable set, which makes this item is a vital part in the overall marketing strategy of the of the Company.

Computer & IT Appliance Power Supply Cable Sets

Power supply cable sets manufactured by the Company are an indispensable component for personal computers (PC), consumer electronics, Internet equipment, and digital appliances for data and power transmission. Since these products connect to power supplies, a higher level of safety is demanded. As such, confirmation and compliance pertaining to the safety requirements and other standards in the importing countries is the preliminary step for selling this item for distribution within those countries. This creates a high entrance barrier to the production and distribution of this item, which allows the Company to sell this item at a fairly stable price.

The Company has several years of experience in the production of this item and the quality has been highly recognized by multi-nationals like Hewlett-Packard (HP) and Samsung. The Company has already obtained the required safety certifications from most large international firms and with such,, the Company can effectively expand export sales and achieve annual growth in its sales volume.

IT Communications Signal Cable Sets

These product lines cover most applications for 3C products. Thus, the Company has significant potential for business opportunities in this market. Most customers buy both power supply cable sets and signal cable sets from our Company at the same time, which offers the customer a one-stop shopping solution, and allows the Company to cross sell its products to key customers as well as develop new customer relationships.

The cable assembly component is assembled in a variety of sizes and combinations of connectors and cabling. Cabling is purchased from a variety of major unaffiliated suppliers and is assembled with the Company’s connectors as complete cable assemblies. Cable assemblies have thousands of applications including local area networks, wide area networks, Internet systems, personal communication services (PCS) /cellular systems, TV/dish network systems, test equipment and entertainment systems. Most cable assemblies are manufactured to the purchaser’s specifications.

Business Strategy

We intend to expand our business, enhance our market position and increase our net sales and cash flow by focusing on the following key strategic initiatives:

Pursue Growth Opportunities in Existing and Complementary Markets.  We believe we have significant opportunities to grow our business by increasing our penetration within our existing customer base, adding new customers, expanding our already broad product offering, and pursuing additional marketing channels.

Selectively Pursue Strategic Acquisitions.  As a leading manufacturer in our core markets, we believe we are well-positioned to benefit from the consolidation of manufacturers in these markets. We believe our management has the ability to identify and integrate strategic acquisitions. We will continue to selectively consider acquisitions that improve our market position within our existing target markets, expand our product offerings or end markets, or increase our manufacturing efficiency.

Manage Cost Structure Through Operating Efficiency and Productivity Improvements.   We continue to evaluate our operating efficiency and productivity, and are focused on lowering our manufacturing and distribution costs. We plan to more fully integrate our copper production, realign plant production, and add and continue to improve warehouse efficiencies. We also intend to add internal capacity for new products and new product development while continuing to implement new software to enhance our order execution capabilities throughout our supply chain. We believe that these initiatives will provide significant savings and improve operating profits.

Expand Product Lines.  We are actively seeking to identify, develop and commercialize new products that use our core technology and manufacturing competencies, and will continue to focus on products with attractive margins for this business sector.

Value Added Services. We will continue to provide our customers with value added services such as engineering and design consultation in order to improve the manufacturing process, reduce costs, increase profitability and provide a more efficient product to the end user.

Customers

Shing Mei serves a number of large electronics companies in Taiwan, Japan and Korea as well as chain stores in the United States and Europe. Customers include internationally renowned firms such as LiteON Group, Sony, JVC, Samsung, Cannon, Hewlett-Packard, NEC Delta, FPS Group, and Hipro. Shing Mei has proven to be consistently successful in servicing large multinational customers since inception, evidencing the recognition of its product quality and production capacity.

There is a lengthy qualifying process required by any multinational or major overseas customers. Once substantiation has been granted, Shing Mei is deemed certified as a supplier for an individual customer. In general, once Shing Mei has been certified by a customer and deliveries have started, the customers will rarely shift to other suppliers. As a result, Shing Mei believes that it has established a solid foundation with its customers for long-term, stable cooperation. As a result, we believe that we has created a leadership position for Shing Mei in the industry.

Distribution

The Company relies mostly on in-house sales persons for the marketing and distribution of its products.

Competition

The market segments in which we compete are highly competitive. Each of our product segments competes with at least one major competitor; however, due to the diversity of our product offering, most of our competitors do not offer the entire spectrum of our product lines. Many of our products are made to industry specifications and therefore may be interchangeable with some of our competitors’ products. Some of our competitors are large and well-established companies, such as Belden, General Cable and American Insulated Wire, and have financial resources that may be superior to ours.

The primary competitive factors for our products are similar across our segments. These factors include breadth of product offering, inventory availability, delivery time, price, quality, customer service, relationships, brand recognition and logistics capabilities. We believe we can compete effectively on the basis of each of these factors as they apply to our segments. We believe our key competitive strengths are our:

•	strong market presence across multiple end markets;

•	highly diversified and stable revenue base;

•	flexible operating model;

•	successful focus on reducing operating costs;

•	proven track record of consistent financial performance; and

•	experienced and dedicated management team.

Research and Development

Although the Company offers design and engineering services to its customers it does not at this time focus on research and development and has made only nominal expenditures in this area..

Sales and Marketing

Our corporate marketing group includes a product management team that focuses on the management of specific product categories across our multiple distribution channels. To maximize the accessibility of our offering to a diverse end-user customer base, we market our products through a variety of distribution channels. We have separate internal sales and marketing groups dedicated to each of our end markets. Our internal sales team directs our national networks of manufacturers’ representatives, who are the primary links to our target markets. These representatives are independent contractors dedicated to specific channels and generally carry our products to the exclusion of competing products. Sales to distributors, retailers and OEMs are directed through the development of print brochures, industry trade advertising, trade exhibitions, website applications and direct outside sales presentations to distributors and end users by both our employees and independent manufacturers’ representatives.

Raw Materials

Connector materials are typically made of commodity metals such as copper and zinc and include small applications of precious materials, including silver and gold. The Company purchases most of its connector products from contract manufacturers located in Asia. The Company believes that the raw materials used in its products are readily available and that the Company is not currently dependent on any one supplier for its raw materials. The Company does not currently have any long-term purchase or supply agreements with its product suppliers. Nevertheless, should the Company experience a material delay in obtaining raw materials and component parts from its existing suppliers, until alternate arrangements are made, the Company’s ability to meet its customer’s needs may be adversely affected. We generally do not engage in speculative raw material commodity contracts. We attempt to reflect raw material price changes in the sale price of our products.

Backlog and Shipping

Our product lines have no significant order backlog because we follow the industry practice of stocking finished goods to meet customer demand on a just-in-time basis. We believe that the ability to fill orders in a timely fashion is a competitive factor in the markets in which we operate. As a result of higher demand for our products we typically build up our inventory levels during the third and early fourth quarters of the year. In addition, receivables related to increased shipments during the third and early fourth quarter are collected during the late fourth quarter, and early first quarter of the following year.

Regulations

Any company that conducts business in the PRC must have a business license that covers a particular type of work. Our business license covers our present manufacturing business.

We are also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications. We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our leased facilities in the PRC, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business. These rules are subject to changes both in the law and regulations as well as the interpretation of existing laws and regulations. We cannot assure you that we will be in compliance consistently. Failure to comply with regulations could result in the imposition of fines, suspension or halting of production or closure of manufacturing operations.

Employees

As of February 1, 2008, the Company had approximately 4,500 employees, as follows:

Manufacturing	3,950
Production Management	150
Quality Control	150
Research and Development	100
Administration	100
Production Technology	50

None of its employees is represented by a labor union, and the Company considers its employee relations to be excellent.

Description of Property

The Company and its subsidiaries are leasing the following properties:

Lessor	Lessee	Location	Purpose	Area	Rental
Shenzhen Gong Ming Village Cooperative Co.	Shenzhen Bao An Gong Ming Village Rising Horse Electronics Factory	Bao An District, No. 3 Industrial Zone, Building 4	Factory	2,500 m2	20,000 RMB/month Term: March 8 2007, March 8, 2010

Shenzhen Gong Ming Village Cooperative Co.	Shenzhen Bao An Gong Ming Village Rising Horse Electronics Factory	Gong Ming Avenue, Lou Chun District, No. 2 Industrial Zone, Qu Tong Fu Yu Industrial Park, Building 4	Factory	5,115 m2	10,000 RMB/month Term: November 17,2006 - November 17, 2009

Shenzhen Gong Ming Village Cooperative Co.	Shen Yu Ping	Bao An District, Gong Ming Avenue, No. 5 and 6 Tong Fu Industrial Park	Factory	10,230 m2	81,840 RMB/month Term: May 15, 2006 - May 14, 2009

Guangxi Province He Zhou City Fang Yuan Plastics Manufacturing Co., Ltd.	Shenzhen Bao An Gong Ming Village Rising Horse Electronics Factory	He Jie Township Factory 2nd Floor	Factory	2,400 m2	10,800 RMB/month Term: February 1, 2007 - October 30, 2008

Guangxi Province He Zhou City Fang Yuan Plastics Manufacturing Co., Ltd.	Shenzhen Bao An Gong Ming Village Rising Horse Electronics Factory	He Jie Township Factory 3nd Floor 3rd floor and 4th Floor	Factory Dormitories	2,400 m2 1,560 m2	17,820 RMB/month Term: July 1, 2006 - October 30, 2008

Guangxi Province He Zhou City Fang Yuan Plastics Manufacturing Co., Ltd.	Shenzhen Bao An Gong Ming Village Rising Horse Electronics Factory	He Jie Township Factory 4th and 5th Floors	Factory	4,800 m2	21,600 RMB/month Term: November 1, 2005 - October 30, 2008

All South County Grain Agency	Shenzhen Bao An Gong Ming Village Rising Horse Electronics Factory	All South County Industrial Park Zone 2, Buildings A, B and C	Factory	14,984.64 m2	52,400 RMB/ month Term: November 3, 2005 - November 2, 2010

Fuzhou County Printing Factory	Samoa Cheng Mei Enterprise Co. Ltd.	Fuzhou County Phoenix Road No. 79 printing factory	Manufacturing and operations	2,743 m2	12,538 RMB/month Term: March 1, 2007 - February 28, 2010

Legal Proceedings

From time to time the Company may be named in claims arising in the ordinary course of business.  Currently, no legal proceedings or claims are pending against or involving Shing Mei that could reasonably be expected to have a material adverse effect on its business and financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Forward Looking Statements

Some of the statements contained in this Form 8-K that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties.  We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 8-K, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting our operations, market growth, services, products, and licenses.  No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.  Factors that may cause actual results, our performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include without limitation:

1. Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

2. Our ability to generate customer demand for our services;

3. The intensity of competition; and

4. General economic conditions.

All written and oral forward-looking statements made in connection with this Form 8-K that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Company Overview

Acheron was formed as a Nevada corporation on June 23, 1994 as Harvest E-xpress.  On May 1, 1997, it changed its name to HLS (USA), Inc. On April 13, 2006, it changed its name to Acheron, Inc.  Originally, Acheron’s business was grain cutting and custom machine hire.  It did not succeed in its business and it began seeking another opportunity.  In 1997, Acheron purchased HLS Corporation Unlimited to pursue the business of HLS whose asset consisted of securities representing approximately a 46% indirect interest in Henan Xinfei Co. Ltd., a Sino-foreign equity joint venture engaged in the manufacture and sale of refrigerators and freezers in China.  The terms of the acquisition were never met and in August 1999, it completed the unwinding of the transaction with HLS and Acheron had been inactive since that time.

As a result of the Exchange Agreement, (i) Shing Mei became a wholly-owned subsidiary of Acheron and (ii) Acheron succeeded to the business of Shing Mei as its sole business.  The transaction was accounted for as a reverse merger. As a result, the historical financial results are those of Shing Mei.

Shing Mei Organization and Operations

Shing Mei Enterprises Ltd. (“Shing Mei”) was incorporated in Samoa in August of 2003.

In October 2004, Shing Mei acquired 100% ownership of S.J. Electronics (Gongming loutsun Shenzhen) Co., Ltd., located in the City of Shenzhen in the Peoples Republic of China (“PRC”).

In November 2005, Shing Mei established its own 100% subsidiary, Xujun Electronic (Ganzhou) Co., Ltd, located in the city of Quannan of Jiangxi Province in PRC.

In January 2006, Shing Mei established its own 100% subsidiary, Guangxi Hezhou XU JUN Electronics Co., Ltd. located in the city of Hezhou of Guangxi Province in PRC.

In August 2006, Shing Mei established its own 100% subsidiary, S.J. Electronics Technology (Shenzhen) Co., Ltd. located in the city of Shenzhen of Guangdong Province in PRC.

In August 2007, Shing Mei established its own 100% subsidiary, FuChuan Xujun science and Technology Electronics Co., Ltd. located in the city of FuChuan of Guangxi Province in PRC.

Shing Mei owns 100% equity interest in its five subsidiaries (collectively referred to as the “Company”) as at September 30, 2007, located in Shenzhen of Guangdong Province, Jiangxi Province and Guangxi Province in the PRC.

The Company’s primary business activities are the manufacture and sale of electronic cable products and the assembling of wire harnesses by its five subsidiaries in the PRC.

Critical Accounting Policies

Accounts Receivable. Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. Shing Mei analyzes the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectability of receivables and our operating results. Shing Mei does not provide for a bad debt allowance but uses the direct write-off method due to its historical collection experiences.

Inventories.  Inventories, which are primarily comprised of raw materials, work-in-process goods, packaging materials, and finished goods, are stated at the lower of cost or net realizable value, using the first-in, first-out (“FIFO”) method. Cost is determined on the basis of a moving average. Shing Mei evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis.

Revenue Recognition. Shing Mei recognizes revenue when the significant risks and rewards of ownership have been transferred pursuant to PRC law, including such factors as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectability is reasonably assured. Shing Mei generally recognizes revenue when its products are shipped.

Property and Equipment. Property and equipment are recorded at cost and depreciated using the straight-line method, with an estimated 0% salvage value of original cost, over the estimated useful lives of the assets

Concentration of Credit Risk. Shing Mei maintains cash balances at various financial institutions in the PRC, which do not provide insurance for amounts on deposit. Shing Mei has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area. Shing Mei mitigates this risk by spreading its deposits over 20 banks. Shing Mei operates principally in the PRC and grants credit to its customers. Although the PRC is economically stable, it is always possible that unanticipated events both domestically and in foreign countries could disrupt either Shing Mei’s operations or those of its customers.

Foreign Currency Translation. The functional currency of Shing Mei is the Hong Kong Dollar (“HKD”). Shing Mei maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods. However, the functional currency of the subsidiaries, (the manufacturing faclities) of Shing Mei is the Renminbi (“RMB”), the PRC’s currency. Those subsidiaries maintain their financial statements using their own functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods. For financial reporting purposes, the financial statements of Shing Mei, which are prepared in HKD, are translated into Shing Mei’s reporting currency, United States Dollars (“USD”). All the financial statements of its five subsidiaries, which are prepared in RMB, are translated into Shing Mei’s reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.
.
Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No.48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on our financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”, which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of this standard will have no impact on our financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS No. 115”), applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective for the Company’s consolidated financial statements for the annual reporting period beginning after November 15, 2007. The Company is currently evaluating the impact of this new pronouncement on its consolidated financial statements.

Results of Operations

Comparison of Years Ended December 31, 2006 and December 31, 2005.

REVENUES. Our revenues include revenues from sales of wire harnesses and cables. During the year ended December 31, 2006, we had revenues of $42,262,512 as compared to revenues of $18,751,434 for the year ending December 31, 2005, an increase of approximately 125%. This increase is attributable to the increased sales of wire harnesses and cables. We believe that our sales will continue to grow because we are broadening our product offering and improving the quality and cost of our products.

COST OF REVENUES. Cost of revenues for 2006 increased $22,455,408 or 135%, from $16,616,425 for 2005 to $39,071,833 for the year ended December 31, 2006. The increase in our cost of revenues was relatively proportional to the corresponding 125% increase in our revenues for 2006 as compared to our revenues for 2005. Cost of raw materials was negatively impacted in 2006 by rising copper prices.

GROSS PROFIT. Gross profit was $2,135,009 for 2005 as compared to $3,190,679 for the year ended December 31, 2006, representing gross margins of approximately 11.39% and 7.55%, respectively. The decrease in our gross margins was mainly due to the pricing pressure on our products and an increase in the cost of raw materials.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $2,214,998 for the year ended December 31, 2006, as compared to $1,070,518 for the year ended December 31, 2005, an increase of approximately 107%. This increase is primarily attributable to increased wages, increased depreciation and the increased selling and distribution expenses.

RESEARCH AND DEVELOPMENT COSTS. We incurred no research and development costs in either 2005 or 2006.

GAIN (LOSS) ON DISPOSAL OF ASSETS. We incurred a loss of $600,115 in 2006 on disposal of assets. We also incurred a loss on disposal of assets in 2005 of $640,221.

OTHER INCOME (EXPENSES). Our other income (expenses) consisted of non−operating income (expenses). We had other expenses of $86,031 for the year ended December 31, 2006 as compared to other income of $26,408 for the year ended December 31, 2005.

NET INCOME. Our net income for the year ended December 31, 2006 was $342,050 as compared to $433,043 for the year ended December 31, 2005. The decrease in net income is attributable to both the increased expenses related to our rapid growth as well as the increase in the cost of raw materials that we experienced in 2006. Our management believes that net income will increase going forward because we plan to continue improving our current products, we will begin introducing new products, and we believe that we will be expanding our sales into additional markets in Asia and the United States. We are also making efforts to increase our margins.

COMPREHENSIVE INCOME. The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated and other comprehensive income represents the accumulated balance of foreign currency translation adjustments. Comprehensive income in 2006 was a loss of $(18,870) versus a profit of $671,624 in 2005.

Comparison of nine months Ended September 30, 2006 and September 30, 2005

REVENUES. Our revenues include revenues from the sales of wire harnesses and cables. During the nine months ended September 30, 2006, we had revenues of $41,762,846 as compared to revenues of $30,253,150 for the nine months ended September 30, 2005, an increase of approximately 38%. This increase is attributable to the increased sales of wire harnesses and cables. We believe that our sales will continue to grow because we are broadening our product offering and improving the quality and cost of our products.

COST OF REVENUES. Cost of revenues for the first nine months of 2006 increased $9,600,619 or 35%, from $27,631,728 for the first nine months of 2005 to $37,232,347 for the nine months ended September 30, 2006. The increase in our cost of revenues was proportional to the corresponding 38% increase in our revenues for the first nine months of 2006 as compared to our revenues for the first nine months of 2005.

GROSS PROFIT. Gross profit was $2,621,422 for the first nine months of 2005 as compared to $4,530,499 for the nine months ended September 30, 2006, representing gross margins of approximately 8.66% and 10.85%, respectively. The increase in our gross margins was mainly due to the increased economies of scale.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $1,981,932 for the nine months ended September 30, 2006, as compared to $1,289,640 for the nine months ended September 30, 2005, an increase of approximately 54%. This increase is primarily attributable to increased wages, increased depreciation and the increased selling and distribution expenses.

RESEARCH AND DEVELOPMENT COSTS. We incurred only minimal research and development costs in the first nine months of either 2005 or 2006.

GAIN (LOSS) ON DISPOSAL OF ASSETS. We incurred a gain of $124,376 in the first nine months of 2006 on disposal of assets. We incurred a loss on disposal of assets in the same time period of 2005 of $266,569.

OTHER INCOME (EXPENSES). Our other income consisted of non−operating income. We had other income of $410,284 for the nine months ended September 30, 2006 as compared to income of $25,899 for the nine months ended September 30, 2005.

NET INCOME. Our net income for the nine months ended September 30, 2006 was $2,710,621 as compared to $1,052,051 for the nine months ended September 30, 2005. The increase in net income is attributable to the economies of scale related to our rapid growth as well as the overall increase in business that we experienced in 2007. Our management believes that net income will increase going forward because we plan to continue improving our current products, begin introducing new products, and we believe that we will be expanding our sales into additional markets in Asia and the United States. We are also making efforts to increase our margins.

COMPREHENSIVE INCOME. The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments. Comprehensive income in the nine months ending September 30, 2007 was a profit of $2,773,150 versus a profit of $869,782 during the same time period in 2006.

Liquidity and Capital Resources

Cash Flows

Twelve Months ended December 31, 2006

Net cash used in operating activities was $(2,982,522) in fiscal 2005 and $(3,388,348) in fiscal 2006. The negative net cash flow provided by operating activities in fiscal 2006 was mainly due to the increased levels of accounts receivable and higher inventory of raw materials. The negative cash flow from operations in 2005 was due to increased inventories and decreases to accounts payable.

Net cash flow used in investing activities was $(58,412) for fiscal 2005 and $(3,445,093) in fiscal 2006. Uses of cash flow for investing activities included property, plant and equipment purchases.

Net cash flow provided by financing activities was $2,733,751 in fiscal 2005 and $7,590,554 in fiscal 2006. The increase in net cash flow was mainly due to $1,994,699 in short term loan proceeds, and $5,595,855 received as additional paid−in capital during fiscal 2006.

Nine Months Ended September 30, 2007

Net cash flow provided used in operating activities was $(6,569,641) for the nine months ended September 30, 2007 while net cash flow used in operating activities was $(3,076,292) for the nine months ended September 30, 2006. The decrease in net cash flow provided by operating activities for the nine months ended September 30, 2007 was mainly due to increases in accounts receivable and monies due from related parties.

Net cash flow used in investing activities was $(1,334,555) and $(2,691,039) for the nine months ended September 30, 2007 and 2006, respectively. Uses of cash flow for investing activities relate to the capital expenditures for the acquisition of property, plant and equipment.

Net cash flow from financing activities was $7,885,555 for the nine months ended September 30, 2007. Net cash flow provided by financing activities for the nine months ended September 30, 2006 was $6,336,714. The cash flow from financing in the first nine months of 2007 came mainly from short term loans generated from factoring of accounts receivables. There was also an additional $1,485,651 in additional paid-in capital contributed by the majority shareholder.

Off Balance Sheet Arrangements

The Company has no off balance sheet arrangements.

 RISK FACTORS

An investment in our securities involves a high degree of risk.  In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this Current Report on Form 8-K before making a decision to purchase our securities.  You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS RELATED TO OUR BUSINESS

We have a limited operating history for you to evaluate our business. We may never attain profitability.

We have been engaged in our line of business since 2001 only. Our proposed operations are therefore subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the manufacture of connectors, wire harness and cable assemblies. Investors should evaluate us in light of the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies.  We may never overcome these obstacles.

Our business is speculative and dependent upon the implementation of our business plan and our ability to market our products to third parties on terms that will be commercially viable for us.

Disruptions in the supply of copper and other raw materials used in our products could cause us to be unable to meet customer demand, which could result in the loss of customers and net sales.

Copper is the primary raw material that we use to manufacture our products. Other significant raw materials that we use are plastics, such as polyethylene and polyvinyl chloride, aluminum, linerboard and wood reels. There are a limited number of domestic and foreign suppliers of copper and these other raw materials. We typically do not have any long term supply agreements for our raw material needs. If we are unable to maintain good relations with our suppliers or if there are any business interruptions at our suppliers, we may not have access to a sufficient supply of raw materials. If we lose one or more key suppliers and are unable to locate an alternative supply, we may not be able to meet customer demand, which could result in the loss of customers and net sales.

The markets for our products are highly competitive, and our inability to compete with other manufacturers in the wire and cable industry could harm our net sales and profitability.

The markets for wire and cable products are highly competitive. We compete with at least one major competitor in each of our business lines. Many of our products are made to industry specifications and may be considered fungible with our competitors’ products. Accordingly, we are subject to competition in many of our markets primarily on the basis of price. We must also be competitive in terms of quality, availability, payment terms and customer service. We are facing increased competition from products manufactured in many countries that in many cases are comparable in terms of quality but are offered at lower prices. Unless we can produce our products at competitive prices or purchase comparable products from sources on favorable terms, we may experience a decrease in our net sales and profitability. Some of our competitors have greater resources, financial and otherwise, than we do and may be better positioned to invest in manufacturing and supply chain efficiencies and product development. We may not be able to compete successfully with our existing competitors or with new competitors.

Our net sales, net income and growth depend largely on the economic strength of the markets that we serve, and if these markets become weaker, we could suffer decreased sales and net income.

Many of our customers use our products as components in their own products or in projects undertaken for their customers. Our ability to sell our products is largely dependent on general economic conditions, including how much our customers and end-users spend on information technology, new construction and building, maintaining or reconfiguring their communications network, industrial manufacturing assets and power transmission and distribution infrastructures. A general weakening in any or all of these economic conditions could adversely affect both: (i) the aggregate results of our reportable business segments — electrical/wire and cable distributors, specialty distributors and OEMs and consumer outlets; and (ii) our sales into the multiple channels within these business segments, including electrical distribution, wire and cable distribution, OEM/government, heating, ventilation, air RVs, copper fabrication, retail and automotive. In the early 2000s, many companies significantly reduced their capital equipment and information technology budgets, and construction activity that necessitates the building or modification of communication networks and power transmission and distribution infrastructures slowed considerably as a result of a weakening of the United States and foreign economies. A similar slowdown could result in a decline of our net sales and financial results.

We are dependent upon a number of key customers. If they were to cease purchasing our products, our net sales and profitability would likely decline.

We are dependent upon a number of key customers. For example, Liteon Group accounted for approximately 51% of our sales for the year ended December 31, 2006. During that same period, approximately 18% of our revenues were generated by sales to SPI. No other customers accounted for more than 10% of our revenues. Our customers can cease buying our products at any time and can also sell products that compete with our products. The loss of one or more key customers, or a significant decrease in the volume of products they purchase from us, could result in a drop in our net sales and a decline in our profitability. In addition, a disruption or a downturn in the business of one or more key customers could reduce our sales and could reduce our liquidity if we were unable to collect amounts they owe us.

We face pricing pressure in each of our markets, and our inability to continue to achieve operating efficiency and productivity improvements in response to pricing pressure may result in lower margins.

We face pricing pressure in each of our markets as a result of significant competition and industry over-capacity, and price levels for many of our products (after excluding price adjustments related to the increased cost of copper) have declined over the past few years. We expect pricing pressure to continue for the foreseeable future. A component of our business strategy is to continue to achieve operating efficiencies and productivity improvements with a focus on lowering purchasing, manufacturing and distribution costs. We may not be successful in lowering our costs. In the event we are unable to lower these costs in response to pricing pressure, we may experience lower margins and decreased profitability.

Growth through acquisitions is a significant part of our strategy and we may not be able to successfully identify, finance or integrate acquisitions in order to grow our business.

Growth through acquisitions has been, and we expect it to continue to be, a significant part of our strategy. We continually evaluate possible acquisition candidates. We may not be successful in identifying, financing and closing acquisitions on favorable terms. Potential acquisitions may require us to obtain additional financing or issue additional equity securities or securities convertible into equity securities, and any such financing and issuance of equity may not be available on terms acceptable to us or at all. If we finance acquisitions by issuing equity securities or securities convertible into equity securities, our existing shareholders could be diluted, which, in turn, could adversely affect the market price of our stock. If we finance an acquisition with debt, it could result in higher leverage and interest costs. Further, we may not be successful in integrating any such acquisitions that are completed. Integration of any such acquisitions may require substantial management, financial and other resources and may pose risks with respect to production, customer service and market share of existing operations. In addition, we may acquire businesses that are subject to technological or competitive risks, and we may not be able to realize the benefits expected from such acquisitions.

We may be unable to obtain additional capital that we will require to implement our business plan, which could restrict our ability to grow.

We expect that our current capital and our other existing resources will be sufficient only to provide a limited amount of working capital, and the revenues generated from sale of our products alone may not be sufficient to fund our operations or planned growth.  We will likely require additional capital to continue to operate our business beyond the initial phase of our current operations, and to further expand our business.  We may be unable to obtain additional capital required.  Furthermore, inability to maintain capital may damage our reputation and credibility with industry participants. Our inability to raise additional funds when required may have a negative impact on our operations and financial results.

Future acquisitions and future development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of additional capital and cash flow.

We plan to pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means.  We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means.  If we do not succeed in raising additional capital, the capital received through the Offering may not be sufficient to fund our operations going forward without obtaining additional capital financing.

Any additional capital raised through the sale of equity may dilute your ownership percentage.  This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity.  The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

Our ability to obtain needed financing may be impaired by such factors as the capital markets (both generally and in the cable and connector industry in particular), our status as a relatively new enterprise with a limited demonstrated operating history, and/or the loss of key management.  If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs.  We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which may adversely impact our financial condition.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy envisions expanding our business.  If we fail to effectively manage our growth, our financial results could be adversely affected.  Growth may place a strain on our management systems and resources.  We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources.  As we grow, we must continue to hire, train, supervise and manage new employees.  We cannot assure you that we will be able to:

•	meet our capital needs;

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

If we are unable to manage our growth, our operations and our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Loss of Agatha Shen, our President, and Peter Chang, our General Manager, could impair our ability to operate.

If we lose our key employees, Agatha Shen, our President, and Peter Chang, our General Manager, our business could suffer.  Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel.  We are highly dependent on our management. Each of these individuals has an employment agreement with the Company.  However, the loss of each of these person’s services could have a material adverse effect on our operations.  If we were to lose these individuals, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.  We do not have key-man life insurance in place for any person working for us.

Our management team does not have extensive experience in public company matters, which could impair our ability to comply with legal and regulatory requirements.

Our management team has had limited public company management experience or responsibilities.  This could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws including filing required reports and other information required on a timely basis.  There can be no assurance that our management will be able to implement and affect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations.  Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

RISKS RELATED TO CONDUCTING BUSINESS IN THE PEOPLE’S REPUBLIC OF CHINA (PRC)

Changes in the political and economic policies of the PRC government could have a material adverse effect on our operations.

Most of our operations are conducted in the PRC. As such, our business operations may be adversely affected by the political and economic environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. As a result, the economy of the PRC differs from the economies of most developed countries in many respects, including, but not limited to:

•	structure

•	capital re-investment

•	government involvement

•	allocation of resources

•	level of development

•	control of foreign exchange

•	growth rate

•	rate of inflation

In recent years, the government has introduced measures aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations. Nonetheless, a substantial portion of productive assets in the PRC is still owned by the PRC government. Changes in the political leadership of the PRC may have a significant affect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces in the PRC than in others, and the continuation or increases of such disparities could affect the political or social stability in the PRC. The future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn materially adversely affect the price at which our stock trades.

Social conditions in the PRC could have a material adverse effect on our operations as the PRC government continues to exert substantial influence over the manner in which we must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in the PRC may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe our operations in China are in compliance with all applicable legal and regulatory requirements. However, the central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Were the PRC government, or local municipalities, to limit our ability to develop, produce, import or sell our products in the PRC, or to finance and operate our business in the PRC, our business could be adversely affected.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities.  Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.

Government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Although the functional currency of the Company is the Hong Kong Dollar, the majority of our operating revenues at the subsidiary level will be settled in Renminbi, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business.  In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

Currently, since our primary operations are in the PRC, most of our revenues will be settled in RMB.  Due to certain restrictions on currency exchanges that exist in the PRC, our ability to use revenue generated in RMB to pay any dividend payments to its shareholders may be limited.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

The value of our common stock will be affected by the foreign exchange rate between the Hong Kong Dollar and Renminbi, and between those currencies and other currencies in which our sales may be denominated.  For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed.  Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.  Although, as noted above, due to currency restrictions in the PRC we are precluded from paying dividends even if we were in a position to do so.

RISKS RELATED TO OUR COMMON STOCK

There has been a limited trading market for our common stock and no market.

It is anticipated that there will be a limited trading market for the Company's common stock on the National Association of Securities Dealers' ("NASD") Over-the-Counter Bulletin Board.  The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable.  The lack of an active market may also reduce the fair market value of your shares.  An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using common stock as consideration.

You may have difficulty trading and obtaining quotations for our common stock.

The common stock may not be actively traded, and the bid and asked prices for our common stock on the Over-the-Counter Bulletin Board (OTCBB) may fluctuate widely.  As a result, investors may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities.  This severely limits the liquidity of the common stock, and would likely reduce the market price of our common stock and hamper our ability to raise additional capital.

The market price of our common stock may, and is likely to continue to be, highly volatile and subject to wide fluctuations.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

•
dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in the Offering and in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	announcements of new acquisitions, reserve discoveries or other business initiatives by our competitors;

•	our ability to take advantage of new acquisitions, reserve discoveries or other business initiatives;

•	fluctuations in revenue from our oil and gas business as new reserves come to market;

•	changes in the market for oil and natural gas commodities and/or in the capital markets generally;

•	changes in the demand for oil and natural gas, including changes resulting from the introduction or expansion of alternative fuels;

•	quarterly variations in our revenues and operating expenses;

•	changes in the valuation of similarly situated companies, both in our industry and in other industries;

•	changes in analysts’ estimates affecting our Company, our competitors and/or our industry;

•	changes in the accounting methods used in or otherwise affecting our industry;

•	additions and departures of key personnel;

•	announcements of technological innovations or new products available to the oil and gas industry;

•	announcements by relevant governments pertaining to incentives for alternative energy development programs;

•	fluctuations in interest rates and the availability of capital in the capital markets; and

•
significant sales of our common stock, including sales by the investors following registration of the shares of common stock issued in this Offering and/or future investors in future offerings we expect to make to raise additional capital.

These and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

Our operating results may fluctuate significantly, and these fluctuations may cause our stock price to decline.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses, including the coming to market of oil and natural gas reserves that we are able to develop, expenses that we incur, the prices of oil and natural gas in the commodities markets and other factors.  If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business.  Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all.  Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in the common stock.

Investors in the Offering will experience dilution upon the exercise of Warrants or options.

As a result of the Share Exchange, there are Warrants to purchase 2,700,000 shares of common stock outstanding, which if exercised, could decrease the net tangible book value of your common stock. Further, the sale or availability for sale of the underlying shares in the marketplace could depress our stock price.  We have registered or agreed to register for resale all of the underlying shares described above.  Holders of registered underlying shares could resell the shares immediately upon registration, resulting in significant downward pressure on our stock price.

Directors and officers of the Company will have a high concentration of common stock ownership.

Based on the 22,852,778 shares of common stock that are estimated to be outstanding as of the date hereof, our officers and directors will beneficially own approximately 16,000,000 shares (including 1,000,000 shares that are being held in escrow and that will be released upon the accomplishment of certain milestones), or 70% of our outstanding common stock.  Such a high level of ownership by such persons may have a significant effect in delaying, deferring or preventing any potential change in control of the Company.  Additionally, as a result of their high level of ownership, our officers and directors might be able to strongly influence the actions of the Company’s board of directors (the “Board”) and the outcome of actions brought to our shareholders for approval.  Such a high level of ownership may adversely affect the voting and other rights of our shareholders.

Applicable SEC rules governing the trading of “penny stocks” limit the trading and liquidity of our common stock, which may affect the trading price of our common stock.

Shares of common stock may be considered a “penny stock” and be subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded and regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the FINRA's automated quotation system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty investors may experience in attempting to liquidate such securities.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of February 13, 2008 with respect to the beneficial ownership of the Company’s outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the named executive officers, directors and director nominees; and (iii) our directors, director nominees and named executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)
Agatha Sheng	15,000,000	68.3%

Peter Chang (2)	-0-	–

Michael Ho	-0-	–

Steven White	97,056	*

Primary Capital, LLC (3) 14 Wall Street New York, NY 10005	2,278,222	10.1%

Professional Offshore Opportunity Fund Ltd. 1400 Old Country Road, Suite 206 Westbury, New York 11590	2,176,437	9.9%

All officers and directors as a group (4 persons)	15,097,000	65.7%

  * Less than one percent.

(1)
Beneficial ownership percentages gives effect to the completion of the Share Exchange, and are calculated based on  shares of common stock issued and outstanding.  Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act.  The number of shares beneficially owned by a person includes shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 13, 2008.  The shares issuable pursuant to the exercise of those options or warrants are deemed outstanding for computing the percentage ownership of the person holding those options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.  The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person’s name, subject to community property laws, where applicable, unless otherwise noted in the applicable footnote

(2)	Does not include 1,000,000 shares that are being held in escrow and that will be released to Mr. Chang once the Company accomplishes certain milestones.

(3)	Includes 450,000 shares issuable upon exercise of warrants.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Below are the names and certain information regarding the Company's executive officers, directors and director nominees. Officers are elected annually by the Board of Directors.

Name	Age	Position
Yu Ping “Agatha” Shen	49	President and Director
Chia-Hsiang “Peter” Chang	44	General Manager*
Steven L. White	53	Director
Ming-Kong “Michael” Ho	50	Vice President-Sales and Marketing

* Board nominee. Will assume position on the Board of Directors following the Company’s compliance with the provisions of Rule 14f-1 promulgated under the Securities Exchange Act of 1934, as amended.

Yu Ping “Agatha” Shen has been President of Shing Mei since March 2002. She has also been Chairman of S.J. Electronics (Gongming loutsun Shenzhen ) Co., Ltd., Guangxi Hezhou XU JUN Electronics Co., Ltd., Xujun Electronic (Ganzhou) Co., Ltd., S.J. Electronics Technology (Shenzhen) Co., Ltd., TechPower-Semi Enterprise Co., Ltd., S.J. International Pte., Ltd., each a subsidiary of that entity since that time. She was elected a director of Acheron in February 13, 2008. Ms. Sheng holds a degree from Shih Hsing University in Taiwan.

Chia-Hsiang “Peter” Chang has been General Manager of Shing Mei since March 2002. Mr. Chang earned a degree in mechanical engineering from National Taipei University of Technology, Taiwan in 1983. Mr. Chang overseas all manufacturing and manages all the day to day operations of the Company.

Steven White earned his Bachelor of Science Degree from Brigham Young University in 1980 with a major in Accounting and a minor in English.  He is a member of the American Institute of Certified Public Accountants and has been employed by one national and two local CPA firms.  Since 1983, Mr. White has been employed in private accounting and has been the controller of several small businesses. He has been the owner and President and director of Sparrow, Inc., a small consulting business from 2000 to present; the President and director of eNutrition, Inc., from 2000 to 2003, a publicly traded company which sold nutritional products; the President and director of Excel Publishing, Inc., a publicly traded small publishing company from the fall of 2002 to the spring of 2003; the President and director of New Horizon Education, Inc., a publicly traded educational software company from 1998 to 2003; and the controller and chief financial officer of Phoenix Ink, LLC, a financial newsletter publisher, from 1999 to 2001.  Mr. White is currently serving as the Director and Sole Officer of two public companies: Acheron, Inc., and Liberty Alliance, Inc.,

Ming-Kong “Michael” Ho has been Vice President Sales and Marketing since March 2006. From January 2002 through December 2004, he was CEO Lee Sheng Footware. From January 2005 through February 2006, he was a specialist at Phino Electronics Ltd. Mr. Ho holds degrees in electrical engineering from Taipei Industrial Technology and in computer science from UCLA.

Our directors and officers hold office until the earlier of their death, resignation, or removal or until their successors have been duly elected and qualified.

Employment Agreements

Shing Mei has entered into employment agreements with each of Yu Ping “Agatha” Shen, Peter Chang and Michael Ho to act as its President, General Manager and Vice President, respectively.

Other the compensation provisions, the agreements are identical in al material respects. Under the terms of the agreement, the Company will pay compensation to each as follows (based on $1 USD = 31.68 TWD):

Agatha Shen

Salary: $94, 697 USD (TWD 3,000,000) base salary per annum, payable monthly.

Peter Chang

Salary: $113,636 USD (TWD 3,600,000) base salary per annum, payable monthly.

Mike Ho

Salary: $29,545 USD (TWD 936,000) base salary per annum, payable monthly
Annual bonus (not guaranteed): one month salary
Performance bonus: 20% of the annual base

Each of the agreements has a terms of one year. The Company may terminate Ms. Shen for cause without paying any compensation. As used in the agreement, the term “for cause” means:(i) commission of a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) willful engagement in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) a material breach of the agreement, which breach is not cured within 10 days after written notice of such breach is delivered by the Company; (iv) willful refusal to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within 10 days after written notice is delivered by the Company; or (v) malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.

Each of the agreements contains standard non-disclosure and prohibits the employee from competing with the Company in its territory for a period of two years following the termination of employment for any reason

Under the terms of an addendum to Mr. Chang’s employment agreement, the Company, at the closing of the Share Exchange, deposited into escrow 1,000,000 shares of common stock that will be released to him as follows:

Event	Shares Released
Timely filing of the Company’s 2007 annual report on Form 10-K	125,000
2007 pre tax income greater than $4,000,000	125,000
Timely filing of the Company’s 2008 annual report on Form 10-K	125,000
2008 pre tax income equal to or greater than $11,000,000	625,000

Item 5.01 Changes in Control of Registrant.

See Item 2.01 above.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 2.01above.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Attached hereto

(b) Pro forma financial information.

Not applicable.

(c) Exhibits

Exhibit Number	Description
2.1	Share Exchange Agreement

10.1	Employment Agreement dated January 31, 2008 between the Company and Yu Ping “Agatha” Shen

10.2	Employment Agreement dated January 31, 2008 between the Company and Chia-Hsiang “Peter” Chang

10.3	Employment Agreement dated January 31, 2008 between the Company and Ming-Kong “Michael” Ho

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maple Mountain Explorations Inc.

February 14, 2008	By:	/s/ Agatha Shen
Agatha Shen
President

SHING MEI ENTERPRISES LTD.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2007

SHING MEI ENTERPRISES LTD.

INDEX

KEMPISTY & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Shing Mei Enterprises Ltd.

We have audited the accompanying balance sheets of Shing Mei Enterprises Ltd. as of December 31, 2006 and 2005 and the related statements of operations, changes in owners’ equity and cash flows for each of the years in the two year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shing Mei Enterprises Ltd. at December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2006 in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
December 6, 2007

Shing Mei Enterprises Ltd.
Balance Sheets
(In US Dollars)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Current Assets
Cash and cash equivalents	$508,681	$464,693
Accounts receivable, net (Note 3)	23,617,949	17,470,588
Due from related parties (Note 14)	7,252,772	214,632
Inventory (Note 4)	4,432,951	5,437,952
Prepaid expenses and other receivables (Note 5)	56,586	91,189
Total Current Assets	35,868,939	23,679,054
Property, plant and equipment, net (Note 6)	4,992,067	4,039,132
Total Assets	$40,861,006	$27,718,186

Current Liabilities
Accounts payable and accrued liabilities	$10,541,354	$11,860,099
Bank loans (Note 7)	9,064,868	3,099,265
Capital lease payable (Note 8)	138,420	-
Wages payable	917,664	653,804
Due to related parties (Note 14)	3,539,000	-
Total Current Liabilities	24,201,306	15,613,168
Capital lease payable (Note 8)	295,881	-
Total Liabilities	24,497,187	15,613,168

Commitments and Contingencies (Note 10)	-	-

Shareholders' Equity
Capital stock ($1.00 par value,
4,000,000 shares authorized, issued and outstanding) (Note 1)	4,000,000	4,000,000
Additional Paid-in Capital (Note 1)	8,710,691	7,225,040
Retained earnings-Restricted (Note 9)	-	-
Retained earnings-Unrestricted	3,854,169	1,143,548
Accumulated other comprehensive income	(201,041)	(263,570)
Total shareholders' equity	16,363,819	12,105,018

Total Liabilities and Shareholders' Equity	$40,861,006	$27,718,186

The accompanying notes are an integral part of these financial statements.

Shing Mei Enterprises Ltd.
Statements of Operations
(In US Dollars)

	For The Nine Months Ended		For The Year Ended
	September 30,		December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)

Sales	$41,762,846	$30,253,150	$42,262,512	$18,751,434
Cost of goods sold	(37,232,347)	(27,631,728)	(39,071,833)	(16,616,425)
Gross Profit	4,530,499	2,621,422	3,190,679	2,135,009
Operating Costs and Expenses:
Selling expenses	380,658	274,426	458,075	173,170
General and administrative	1,599,968	1,015,214	1,756,923	897,348
Research and development	1,306	-	-	-
Total operating costs and expenses	1,981,932	1,289,640	2,214,998	1,070,518
Income From Operations	2,548,567	1,331,782	975,681	1,064,491
Gain (loss) on disposal of assets	124,376	(266,569)	(600,115)	(640,221)
Interest income (expenses) - net	(372,606)	(39,061)	52,515	(17,635)
Other income (expenses) - net	410,284	25,899	(86,031)	26,408

Income Before Income Taxes	2,710,621	1,052,051	342,050	433,043
Income taxes	-	-	-	-

Net income	2,710,621	1,052,051	342,050	433,043

Other Comprehensive Income:
Foreign currency translation adjustment	62,529	(182,269)	(360,920)	238,581

Comprehensive income	$2,773,150	$869,782	$(18,870)	$671,624

The accompanying notes are an integral part of these financial statements.

Shing Mei Enterprises Ltd.
Statements of Cash Flows
(In US Dollars)

	For The Nine Months Ended		For The Year Ended
	September 30,		December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)
Operating activities
Net income	$2,710,621	$1,052,051	$342,050	$433,043
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation	381,620	270,708	491,307	57,494
Loss (gain) on disposal of assets	(124,376)	266,569	600,115	640,221
Changes in operating assets and liabilities:
Accounts receivable, net	(6,147,361)	(6,829,461)	(7,707,919)	1,451,285
Prepaid expenses and other receivables	34,603	(102,729)	(89,404)	795,191
Inventory	1,129,377	(110,274)	(2,809,280)	(2,937,769)
Due from related parties	(7,038,140)	72,032	(142,600)	(72,032)
Due to related parties	3,539,000	87,337	-	-
Wages payable	263,860	258,823	506,551	68,929
Accounts payable and accrued liabilities	(1,318,745)	1,958,652	5,420,832	(3,418,884)
Net cash provided by (used in) operating activities	(6,569,541)	(3,076,292)	(3,388,348)	(2,982,522)

Investing activities
Property, plant and equipment additions	(1,334,555)	(2,691,039)	(3,445,093)	(58,412)
Net cash provided by (used in) investing activities	(1,334,555)	(2,691,039)	(3,445,093)	(58,412)

Financing activities
Short term loan proceeds	5,965,603	840,467	1,994,699	1,104,566
Long-term Loans Payable	434,301	-	-	-
Additional Paid-in Capital	1,485,651	5,496,247	5,595,855	1,629,185
Net cash provided by (used in) financing activities	7,885,555	6,336,714	7,590,554	2,733,751

Effect of exchange rate changes on cash
and cash equivalents	62,529	(182,269)	(360,920)	238,581

Increase (decrease) in cash and cash equivalents	43,988	387,114	396,193	48,222

Cash and cash equivalents, beginning of year	464,693	68,500	68,500	20,278
Cash and cash equivalents, end of year	$508,681	$455,614	$464,693	$68,500

Interest expense	$374,742	$40,080	$89,066	$18,194
Interest income	$2,136	$1,018	$3,034	$559
Income taxes paid	$-	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

Shing Mei Enterprises Limited
Statements of Changes in Shareholders’ Equity
For the years ended December 31, 2006 and 2005 and the nine months ended September 30, 2007 (unaudited)
(In US Dollars)

						Accumulated
	Capital Stock		Additional	Retained	Retained	Other
	$1.00 par value		Paid-in	Earnings	Earnings	Comprehensive
	Shares	Amount	Capital	Restricted	Unrestricted	Incomes	Total

Balance, December 31, 2004	4,000,000	$4,000,000	$-	$-	$368,455	$$ (141,231)	4,227,224

Additional paid in capital	-	-	1,629,185	-	-	-	1,629,185
Net income	-	-	-	-	433,043	-	433,043
Foreign currency translation adjustment	-	-	-	-	-	238,581	238,581
Balance, December 31, 2005	4,000,000	4,000,000	1,629,185	-	801,498	97,350	6,528,033

Additional paid in capital	-	-	5,595,855	-	-	-	5,595,855
Net income	-	-	-	-	342,050	-	342,050
Foreign currency translation adjustment	-	-	-	-	-	(360,920)	(360,920)
Balance, December 31, 2006	4,000,000	4,000,000	7,225,040	-	1,143,548	(263,570)	12,105,018

Additional paid in capital	-	-	1,485,651	-	-	-	1,485,651
Net income	-	-	-	-	2,710,621	-	2,710,621
Foreign currency translation adjustment	-	-	-	-	-	62,529	62,529
Balance, September 30, 2007	4,000,000	$4,000,000	$8,710,691	$-	$3,854,169	$$ (201,041)	16,363,819

The accompanying notes are an integral part of these financial statements.

Shing Mei Enterprises Ltd.
Notes to Financial Statements
As At December 31, 2006 and 2005 and As At September 30, 2007 and 2006
(Amounts and disclosures at and for the nine months ended September 30, 2007 and 2006 are unaudited)

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

Organization and Operations

Shing Mei Enterprises Ltd. (“ShingMei”) was incorporated in SAMOA in August of 2003. In September 2004, the Company increased its authorized capital to $4,000,000. The incremental part of $3,000,000 was the result of new investment from the shareholder. As at December 31, 2006, the Company had 4,000,000 $1.00 par value capital shares authorized, issued and outstanding.

In October 2004, ShingMei acquired 100% ownership of S.J. Electronics (Gongming loutsun Shenzhen) Co., Ltd., located in the City of Shenzhen in the Peoples Republic of China (“PRC”).

In November 2005, ShingMei established its own 100% subsidiary, Xujun Electronic (Ganzhou) Co., Ltd, located in the city of Quannan of Jiangxi Province in PRC.

In January 2006, ShingMei established its own 100% subsidiary, Guangxi Hezhou XU JUN Electronics Co., Ltd. located in the city of Hezhou of Guangxi Province in PRC.

In August 2006, ShingMei established its own 100% subsidiary, S.J. Electronics Technology (Shenzhen) Co., Ltd. located in the city of Shenzhen of Guangdong Province in PRC.

In August 2007, ShingMei established its own 100% subsidiary, FuChuan Xujun science and Technology Electronics Co., Ltd. located in the city of FuChuan of Guangxi Province in PRC.

ShingMei owns 100% equity interest on its five subsidiaries (collectively referred to as the “Company”) as at September 30, 2007, located in Shenzhen of Guangdong Province, Jiangxi Province and Guangxi Province in PRC individually.

The Company’s primary business activities are the manufacture and sale of electronic cable products and the assembling of wire harnesses by its five subsidiaries in the PRC.

Principles of Consolidation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America.

In the opinion of the management, the consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Group as of September 30, 2007 and as of December 31, 2006 and 2005 and the results of operations and cash flow for the years ended December 31, 2006 and 2005, and for the nine months ended September 30, 2007 and 2006, respectively.

The consolidated financial statements include the accounts of the ShingMei and its subsidiaries. Significant intercompany transactions have been eliminated in consolidation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Shing Mei Enterprises Ltd.
Notes to Financial Statements
As At December 31, 2006 and 2005 and As At September 30, 2007 and 2006
(Amounts and disclosures at and for the nine months ended September 30, 2007 and 2006 are unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Interim Financial Information

The unaudited interim financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the financial position, results of operations and cash flows as at September 30, 2007 and 2006, have been included. Readers of these financial statements should note that the interim results for the nine month period ended September 30, 2007, are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as well as the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in PRC, and all highly-liquid investments with original maturities of three months or less at the time of purchase. Banks and other financial institutions in PRC do not provide insurance for funds held on deposit.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. The Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectability of receivables and our operating results. The Management’s judgment and assessment on customers credit is severely to approve. The Company does not provide for a bad debt allowance but uses the direct write-off method due to its historical collection experiences. Based upon the Company’s historical accounts receivable collection experience, there was no bad debt allowance as at September 30, 2007 and 2006, and as at December 31, 2006 and 2005.

Inventories

Inventories, which are primarily comprised of raw materials, work-in-process goods, packaging materials, and finished goods, are stated at the lower of cost or net realizable value, using the first-in, first-out (“FIFO”) method. Cost is determined on the basis of a moving average. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis.

Shing Mei Enterprises Ltd.
Notes to Financial Statements
As At December 31, 2006 and 2005 and As At September 30, 2007 and 2006
(Amounts and disclosures at and for the nine months ended September 30, 2007 and 2006 are unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method, with an estimated 0% salvage value of original cost, over the estimated useful lives of the assets as follows:

Molds	2 years
Machinery and equipment	10 years
Electronic equipment	10 years
Computer equipment	10 years
Office equipment	10 years
Automobile	10 years
Leasehold improvement	10 years
Other equipment	10 years

Expenditures for repairs and maintenance, which do not improve or extend the expected useful lives of the assets, are expensed as incurred while major replacements and improvements are capitalized.

When property or equipment is retired or disposed of, the cost and accumulated depreciation are removed from the accounts, with any resulting gains or losses being included in net income or loss in the year of disposition.

Impairment of Long-Lived Assets

The Company evaluates potential impairment of long-lived assets, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires the Company to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. The Company believes that long-lived assets in the accompanying balance sheets are appropriately valued as at September 30, 2007 and 2006, and as at December 31, 2006 and 2005.

Revenue Recognition

The Company recognizes revenue when the significant risks and rewards of ownership have been transferred pursuant to PRC law, including such factors as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectability is reasonably assured. The Company generally recognizes revenue when its products are shipped.

Comprehensive Income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

Shing Mei Enterprises Ltd.
Notes to Financial Statements
As At December 31, 2006 and 2005 and As At September 30, 2007 and 2006
(Amounts and disclosures at and for the nine months ended September 30, 2007 and 2006 are unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Credit Risk

The Company maintains cash balances at various financial institutions in PRC, which do not provide insurance for amounts on deposit.

The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area. The Company mitigates this risk by spreading its deposits over 20 banks.

The Company operates principally in the PRC and grants credit to its customers. Although the PRC is economically stable, it is always possible that unanticipated events both domestically and in foreign countries could disrupt either the Company’s operations or those of its customers.

Foreign Currency Translation

The functional currency of Shingmei is Hong Kong Dollar (“HKD”). The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

However, the functional currency of all four subsidiaries of the Company is the Renminbi (“RMB”), the PRC’s currency. Those Subsidiaries maintain their financial statements using their own functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of Shingmei, which are prepared in HKD, are translated into the Company’s reporting currency, United States Dollars (“USD”). All the financial statements of its four subsidiaries, which are prepared in RMB, are translated into the Company’s reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2005	8.06704	8.18197
Year ended December 31, 2006	7.79750	7.96369
9 Months ended September 30, 2006	7.89702	8.00128
9 Months ended September 30, 2007	7.49738	7.65462

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2005	7.75353	7.77788
Year ended December 31, 2006	7.77938	7.76895
9 Months ended September 30, 2006	7.79070	7.76478
9 Months ended September 30, 2007	7.77604	7.81121

Shing Mei Enterprises Ltd.
Notes to Financial Statements
As At December 31, 2006 and 2005 and As At September 30, 2007 and 2006
(Amounts and disclosures at and for the nine months ended September 30, 2007 and 2006 are unaudited)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments

The Company's financial instruments include cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses, value-added taxes, short-term and long-term bank loans, and loans payable to related parties. The carrying amounts of financial instruments other than long-term obligations approximate fair value due to their short maturities. Long-term obligations approximate fair value based upon rates currently available for similar instruments.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No.48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on our financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”, which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of this standard will have no impact on our financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS No. 115”), applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective for the Company’s consolidated financial statements for the annual reporting period beginning after November 15, 2007. The Company is currently evaluating the impact of this new pronouncement on its consolidated financial statements.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	September 30,		December 31,
	2007	2006	2006	2005

Accounts receivable	$23,617,949	$16,592,130	$17,470,588	$9,762,669
Less: Allowance for doubtful accounts	-	-	-	-
	$23,617,949	$16,592,130	$17,470,588	$9,762,669

There was no allowance for a bad debt provision for all periods as the Company, since inception, has adopted the direct write-off method for bad debts. Given the Company’s positive collection experience, there have been no bad debt write-offs from inception to the date of this filing.

Accounts receivable from the customers have been factored to banks as collateral for bank loans to obtain working capital. The below noted customers, all public listed companies in Taiwan, have passed creditability investigation of the lending banks. According to the bank loan agreement, when the accounts receivables are factored, the banks will collect the payments when due, charge interest on amount paid, and return the balance to the Company.

Shing Mei Enterprises Ltd.
Notes to Financial Statements
As At December 31, 2006 and 2005 and As At September 30, 2007 and 2006
(Amounts and disclosures at and for the nine months ended September 30, 2007 and 2006 are unaudited)

NOTE 3 - ACCOUNTS RECEIVABLE (continued)

The following details the accounts receivable factored as collateral to short-term bank loans:

	September 30,		December 31,
	2007	2006	2006	2005
A/R FACTORING:
Delta Electronics International Ltd.	$744,774	$898,392	$787,331	$1,104,566
FSP Technology Inc	1,821,240	349,330	1,820,633	-
Hipro Overseas (BVI) Inc.	478,689	-	318,538	-
Chicony Electronics (Dongguan) Co., Ltd.	294,516	-	172,763	-
Chicony Electronics (Suzhou) Co., Ltd.	221,288	-	-	-
Tronway Enterprise(E) Ltd.	43,757	-	-	-
Hamagawa Corp.	402,658	-	-	-
The short term loans of A/R Factoring:	$4,006,922	$1,247,722	$3,099,265	$1,104,566

NOTE 4 - INVENTORY

Inventory consists of the following:

	September 30,		December 31,
	2007	2006	2006	2005

Raw materials	$1,650,876	$603,081	$1,286,811	$-
Work in process	1,491,011	-	997,941	-
Finished goods	1,291,064	2,685,767	3,255,277	3,507,201
	4,432,951	3,288,848	5,540,029	3,507,201
Less: Declines in inventory value	-	(216,356)	(102,077)	(278,414)
	$4,432,951	$3,072,492	$5,437,952	$3,228,787

NOTE 5 - ADVANCES TO SUPPLIERS AND OTHER RECEIVABLES

Advances to suppliers and other receivables consist of the following:

	September 30,		December 31,
	2007	2006	2006	2005

Prepaid expenses and other receivables	$56,586	$104,514	$91,189	$1,785

Advances to suppliers represent amounts prepaid for production to assure a continued supply of materials. The advances are applied against amounts due the supplier as the materials are shipped.

Shing Mei Enterprises Ltd.
Notes to Financial Statements
As At December 31, 2006 and 2005 and As At September 30, 2007 and 2006
(Amounts and disclosures at and for the nine months ended September 30, 2007 and 2006 are unaudited)

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	September 30,		December 31,
	2007	2006	2006	2005

Equipment and machinery	$5,266,980	$3,711,628	$4,033,464	$1,245,243
Automobiles	51,357	37,995	49,381	-
Other equipment	158,143	131,324	72,523	20,268
Computer equipment	77,361	17,798	71,345	5,963
Office equipment	13,205	-	12,696	-
Electronic equipment	187,435	-	169,051	-
Leasehold improvements	460,391	233,739	396,953	88,480
	6,214,872	4,132,484	4,805,413	1,359,954
Less: Accumulated depreciation	(1,222,805)	(626,807)	(766,281)	(274,608)
	$4,992,067	$3,505,677	$4,039,132	$1,085,346

NOTE 7 - BANK LOANS

As of September 30, 2007, the Company had several outstanding bank loans which were used primarily for general working capital purposes. These are recurring loans which carry annual interest rates of 5.5%~7.5% with maturity dates of 6 months. These loans are secured by the Company’s bank deposit. All bank credit facilities are created under Account Receivables Factoring with collectable authority from the customers or the Company. Those bank credit lines are rollover within one-year terms.

The outstanding bank loans are as below table:

	September 30,		December 31,
	2007	2006	2006	2005
Short term loans

A/R Factoring
Far Eastern International Bank	$744,774	$898,392 $	787,331 $	1,104,566
Taipei Fubon Bank Hong Kong Branch	2,815,732	349,330	2,311,934	-
The Hongkong and Shanghai Banking Corporation Ltd.
Mong Kok Branch	446,416	-	-	-
A/R Factoring Total:	4,006,922	1,247,722	3,099,265	1,104,566

L/C loans
Taipei Fubon Bank Hong Kong Branch	489,014	697,311	-	-
The Hongkong and Shanghai Banking Corporation Ltd.
Mong Kok Branch	4,568,932	-	-	-
L/C loans Total:	5,057,946	697,311	-	-
	$9,064,868	$1,945,033 $	3,099,265 $	1,104,566

Shing Mei Enterprises Ltd.
Notes to Financial Statements
As At December 31, 2006 and 2005 and As At September 30, 2007 and 2006
(Amounts and disclosures at and for the nine months ended September 30, 2007 and 2006 are unaudited)

NOTE 8-CAPITAL LEASE PAYABLE

	September 30,		December 31,
	2007	2006	2006	2005
Chialease International Finance Corporation (ShenZhen
Office)
Capital lease payable	$434,301 $	$-	-	$-
Less: Current portion	(138,420)	-	-	-
Capital lease-long term portion	$295,881 $	$-	-	$-

Effective interest rate 14.70286%

36-month repayment from February 2007 to January 2010

The capital lease from Chailease International Finance Corporation was entered into in January 2007. The principal value is RMB 4,000,000 at inception and is to be repaid in 36 months from February 2007 to January 2010. The effective interest rate is 14.7% per annum. The balance of discount was $81,377 and the balance principal was $434,301 as at September 30 2007.

NOTE 9 - STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% of their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company.

Shing Mei Enterprises Ltd.
Notes to Financial Statements
As At December 31, 2006 and 2005 and As At September 30, 2007 and 2006
(Amounts and disclosures at and for the nine months ended September 30, 2007 and 2006 are unaudited)

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Company and its subsidiaries have entered into several tenancy agreements for the lease of factory premises and staff quarters. The Company’s commitment for minimum lease payments under these non-cancelable operating leases for the next five years and thereafter is as follows:

Year ending December 31,
2007	$240,735
2008	232,101
2009	243,706
2010	304,632
Total	$1,021,174

Rent expense for the years ended December 31, 2006 and 2005 was $427,025 and 203,260, respectively. For the nine months ended September 30, 2007 and 2006 they amounted to 559,745 and 278,620, respectively.

Social insurance for employees

According to the prevailing laws and regulations of the PRC, the Company and its subsidiaries are required to cover their employees with medical, retirement and unemployment insurance programs. Management believes that due to the transient nature of its employees, the Company does not need to provide all employees with such social insurances, and has paid the social insurances for the Company’s employees who have completed three months’ continuous employment with the Company. The three month period is a probation period after which the employee becomes part of permanent staff.

The initial determination of whether an employee is entitled to coverage is made by the Company, based on the statutory provisions for included employees. The employees have a right to appeal the Company’s decision not to provide the coverage, and, if an employee exercises this right and files a complaint against the Company and prevails, the Company may be required to pay for the insurance retroactively and pay an administrative fine. The Company believes that it is in compliance with applicable law and that any liability which it may incur will not be material.

NOTE 11 - INCOME TAXES

The Company is registered in the Samoa and wholly owns its five subsidiaries in the PRC. The Company pays no taxes in Samoa.

The subsidiary, S.J. Electronics (Gongming loutsun Shenzhen) Co., Ltd., is registered as an assembling factory which is no income tax obligation according to the Income tax regulation of PRC.

The other four subsidiaries owned by the Company are under the tax laws of PRC, those Subsidiaries are entitled to a preferential Enterprise Income Tax (“EIT”) rate of 15%, with a full exemption for the first two profitable years, followed by a 50% reduction on EIT for the following three consecutive years.

As a result of the above tax exemptions, there were no income taxes payable for the Company for the nine months ended September 30, 2007 and the years ended December 31, 2006 and 2005. Under current law, the Company is entitled to a 50% tax exemption for the next three years.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

Shing Mei Enterprises Ltd.
Notes to Financial Statements
As At December 31, 2006 and 2005 and As At September 30, 2007 and 2006
(Amounts and disclosures at and for the nine months ended September 30, 2007 and 2006 are unaudited)

NOTE 12 - SEGMENT INFORMATION

SFAS No.131, “Disclosures About Segments of an Enterprise and Related Information”, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Group believes that it operates in one business segment (research, development, production, marketing and sales of electronic products) and in one geographical segment (China), as all of the Company’s current operations are carried out in China.

NOTE 13 - OPERATING RISK

Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

Shing Mei Enterprises Ltd.
Notes to Financial Statements
As At December 31, 2006 and 2005 and As At September 30, 2007 and 2006
(Amounts and disclosures at and for the nine months ended September 30, 2007 and 2006 are unaudited)

NOTE 14- RELATED PARTY TRANSACTIONS

Name and relationship of related parties

	Company Name	Relationship
As at Dec 31, 2005	S.J. Electronics (Gongming loutsun Shenzhen ) Co., Ltd.	Same chairman as Shing Mei
	Guangxi Hezhou XU JUN Electronics Co., Ltd.	Same chairman as Shing Mei
	TechPower-Semi Enterprise Co., Ltd.	Same chairman as Shing Mei
	S.J. International Pte., Ltd.	Same chairman as Shing Mei
	All Safe Cable Co., Ltd.	Same chairman as Shing Mei

As at Sep 30, 2006	S.J. Electronics (Gongming loutsun Shenzhen ) Co., Ltd.	Same chairman as Shing Mei
	Guangxi Hezhou XU JUN Electronics Co., Ltd.	Same chairman as Shing Mei
	Xujun Electronic (Ganzhou) Co., Ltd	Same chairman as Shing Mei
	TechPower-Semi Enterprise Co., Ltd.	Same chairman as Shing Mei
	S.J. International Pte., Ltd.	Same chairman as Shing Mei
	All Safe Cable Co., Ltd.	Same chairman as Shing Mei

As at Dec 31, 2006	S.J. Electronics (Gongming loutsun Shenzhen ) Co., Ltd.	Same chairman as Shing Mei
	Guangxi Hezhou XU JUN Electronics Co., Ltd.	Same chairman as Shing Mei
	Xujun Electronic (Ganzhou) Co., Ltd	Same chairman as Shing Mei
	S.J. Electronics Technology (Shenzhen) Co., Ltd.	Same chairman as Shing Mei
	TechPower-Semi Enterprise Co., Ltd.	Same chairman as Shing Mei
	S.J. International Pte., Ltd.	Same chairman as Shing Mei
	All Safe Cable Co., Ltd.	Same chairman as Shing Mei

As at Sep 30, 2007	S.J. Electronics (Gongming loutsun Shenzhen ) Co., Ltd.	Same chairman as Shing Mei
	Guangxi Hezhou XU JUN Electronics Co., Ltd.	Same chairman as Shing Mei
	Xujun Electronic (Ganzhou) Co., Ltd	Same chairman as Shing Mei
	S.J. Electronics Technology (Shenzhen) Co., Ltd.	Same chairman as Shing Mei
	TechPower-Semi Enterprise Co., Ltd.	Same chairman as Shing Mei
	S.J. International Pte., Ltd.	Same chairman as Shing Mei
	All Safe Cable Co., Ltd.	Same chairman as Shing Mei

Shing Mei Enterprises Ltd.
Notes to Financial Statements
As At December 31, 2006 and 2005 and As At September 30, 2007 and 2006
(Amounts and disclosures at and for the nine months ended September 30, 2007 and 2006 are unaudited)

NOTE 14- RELATED PARTY TRANSACTIONS (continued)

Significant transactions with related parties:

Due from related parties

	September 30,		December 31,
	2007	2006	2006	2005

S.J. electronics Ltd.(Taipei)	$5,304,344	$-	$-	$-
All Safe Cable Co., Ltd.	1,486,858	-	-	-
Techpower-Semi Enterprise PTE Ltd.	454,548	-	214,632	72,032
S.J. International PTE. Ltd.	7,022	-	-	-
	$7,252,772	$-	$214,632	$72,032

The Company currently sells its products to certain customers using companies owned by its shareholder as its agent. The agent is responsible for collecting the customer receivable and remitting it to the Company.

Due to related parties

	September 30,		December 31,
	2007	2006	2006	2005

Shareholder	$-	$87,337	$-	$-

Accounts payable

	September 30,		December 31,
	2007	2006	2006	2005
All Safe Cable Co., Ltd.	$3,539,000	$-	$-	$-

Purchases-Raw materials

	For The Nine Months Ended		For The Year Ended
	September 30,		December 31,
	2007	2006	2006	2005
All Safe Cable Co., Ltd.	$15,647,147	$7,748,666	$14,976,661	$2,585,001

For 2007, All Safe Cable Co., Ltd. agreed to rebate 5% of purchases back to the Company. For the nine months ended September 30, 2007 this amounted to a reduction in purchases of $833,000.

The above related party transactions are not necessarily indicative of the transactions that would have been entered into had comparable transactions been entered into with independent parties.

NOTE 15 - SUBSEQUENT EVENTS

In December, 2007 the Company borrowed $2,250,000 by issuing a $2,250,000 face value convertible note due March 31, 2008 with a 10% interest rate. The note is convertible into the common stock of the Company at a price of $0.50 per share. As part of the financing the Company issued the lender 2,250,000 five year warrants to purchase the common stock of the Company for $1.00 per share. The note is secured by 100% of the Company stock owned by the Company’s management. The note has additional terms in the event of a reverse merger transaction.

In November 2007, the Company entered into an investment advisory agreement whereby the Company has agreed to pay the advisor a fee of $175,000 annually beginning January, 2008. Additionally, at the closing of a reverse merger and PIPE transaction the advisor and shell shareholders will own a combined 10% of the reorganized public company.